UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-A/A
 Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Heritage Commerce Corp

(Exact name of registrant as specified in its charter)

California	77-0469558
(State of Incorporation)	(I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, California 95113

(Address of principal executive offices including zip code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act Registration Statement and file number to which this form relates: __ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class To Be Registered	Title of each Class Name of Each Exchange of Which Each class Is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Heritage Commerce Corp, a California corporation (the "Registrant"), hereby amends the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 15, 2001.

Item 1. Description of Securities to be Registered

On February 24, 2005, the Registrant's Board of Directors approved the redemption of all the outstanding rights (the "Rights") to purchase Series A Junior Preferred Stock, no par value, of the Registrant issued pursuant to the Rights Agreement dated as of November 1, 2001 between the Registrant and GEMISYS Corporation, as Rights Agent ("Rights Agreement"). One Right is attached to each outstanding share of the Registrant's common stock. The redemption is effective as of February 24, 2005 (the "Redemption Date"). From and after the Redemption Date, holders of Rights have no rights with respect thereto other than to receive a redemption payment of $0.001 per Right. The redemption payment will be paid on March 14, 2005 to shareholders of record on March 7, 2005. As a result of the redemption the Rights Agreement has terminated.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 16, 2005

HERITAGE COMMERCE CORP

By: /s/ Lawrence D. McGovern
 Name: Lawrence D. McGovern
Title: Executive Vice President and Chief Financial Officer